Exhibit 3.14

Form 51-101F3

REPORT OF MANAGEMENT AND DIRECTORS
ON OIL AND GAS DISCLOSURE

This is the form referred to in item 3 of section 2.1 of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). This form does not apply in British Columbia

1. Terms to which a meaning is ascribed in NI 51-101 have the same meaning in this form.

2. The report referred to in item 3 of section 2.1 of NI 51-101 shall in all material respects be as follows:

Report of Management and Directors
On Reserves Data and Other Information

Management of Shellbridge Oil & Gas, Inc. (the “Company”) are responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which consist of the following:

a)              proved and proved plus probable oil and gas reserves estimated as at December 31, 2005 using forecast prices and costs;

b)             the related estimated future net revenue;

c)              proved oil and gas reserves estimated as at December 31, 2005 using constant prices and costs; and

d)             the related estimated future net revenue.

Sproule Associates Limited, an independent qualified reserves evaluator, has evaluated the Company’s reserves data. The report of Sproule Associates Limited is presented above on Form 51-101F2.

The Reserves Audit Committee of the Board of Directors of the Company has:

a)              reviewed the Company’s procedures for providing information to Sproule Associates Limited;

b)             met with Sproule Associates Limited to determine whether any restrictions affected the ability of Sproule Associates Limited to report without reservation; and

c)              reviewed the reserves data with Management and Sproule Associates Limited.

The Reserves Audit Committee of the Board of Directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with Management. The Board of Directors has, on the recommendation of the Reserves Audit Committee, approved:

1

a)              the content and filing with securities regulatory authorities of the reserves data and other oil and gas information;

b)             the filing of the report of Sproule Associates Limited on the reserves data; and

c)              the content and filing of this report.

The reserves data are based on judgements regarding future events. Actual results may vary and the variations may be material.

“Wayne J. Babcock”
Wayne J. Babcock
President & Chief Executive Officer

“Michael A. Bardell”
Michael A. Bardell
Chief Financial Officer

“William B. Thompson”
William B. Thompson
Director

“John Greig”
John Greig
Director